UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 23, 2004

Wells-Gardner Electronics Corporation

(Exact name of registrant as specified in its charter)

Illinois	1-8250	36-1944630
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9500 West 55th Street, Suite A, McCook, Illinois		60525-3605
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (708) 290-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.              Unregistered Sales of Equity Securities.

On September 23, 2004 (the “Closing”), Wells-Gardner Electronics Corporation (the “Company”) completed a private equity placement pursuant to separate agreements of 1,216,816 shares of its common stock, $1.00 par value (“Common Stock”), to certain institutional investors at a price of $4.52 per share, and issued warrants (“Warrants”) to those investors which will allow them to purchase up to an additional 486,726 shares of Common Stock at $6.24 per share.

As a result of the private equity placement, the Company raised approximately $5.5 million through the sale of the Common Stock.  If the institutional investors elect to purchase the full amount of the Warrants issued pursuant to the private equity placement, the Company may raise approximately $3.04 million in additional capital. No underwriting discounts were granted.  The Company paid placement agent fees totaling $275,000 to Merriman Curhan Ford & Co.

The Company issued and sold the Common Stock and the Warrants in the private equity placement to qualified institutional buyers pursuant to the exemptions from registration provided by Section 4(2) under the Securities Act of 1933, as amended (the “Act”) and in reliance on similar exemptions under applicable state laws.

The Common Stock and the shares of Common Stock underlying the Warrants may only be sold pursuant to an effective registration statement as filed with the Securities and Exchange Commission (the “SEC”).  As part of the Company’s agreements with the institutional investors, the Company has agreed to file a registration statement on Form S-3 with the SEC within 30 days after the Closing for the purpose of registering the Common Stock to be issued and all the shares of Common Stock issuable upon exercise of the Warrants.  In addition, the Company has agreed to use its best efforts to have the registration statement declared effective by the SEC within 90 days after the Closing, or 120 days in the event that the registration statement is reviewed by the SEC.

The exercise price of the shares issuable upon the exercise of the Warrants is $6.24, representing a 20% premium over the closing price of the Common Stock on September 17, 2004.  The Warrants have a term of five and one-half years, first become exercisable six months after the Closing and are not subject to call by the Company.  If the shares of Common Stock issuable upon exercise of the Warrants are not registered for resale at the time of exercise and they are required to be so registered at that time, each holder of the Warrants is entitled to convert the Warrants into Common Stock without any cash consideration in exchange for the surrender of the remaining shares of Common Stock otherwise purchasable upon exercise of the Warrants.

A copy of the two forms of warrants and the two separate securities purchase agreements that the Company entered into with the institutional investors to effectuate the private equity placement are attached hereto as Exhibit 4.1, Exhibit 4.2, Exhibit 10.1 and Exhibit 10.2 respectively.

Item 7.01.              Regulation FD Disclosure.

On September 24, 2004, the Company issued a press release, which appears as Exhibit 99.1 hereto, announcing the Closing of the private equity placement.  The press release is incorporated by reference in response to this Item 7.01.

Item 9.01.              Financial Statements and Exhibits.

(c)                   Exhibits

4.1                   Form of Warrant dated September 21, 2004.

4.2                   Form of Warrant dated September 21, 2004.

10.1                 Securities Purchase Agreement dated as of September 20, 2004 by and among Wells-Gardner Electronics Corporation, CD Investment Partners, Ltd. and EGI-NP Investments, LLC.

10.2                 Securities Purchase Agreement dated as of September 20, 2004 among Wells-Gardner Electronics Corporation and the purchasers identified on the signature pages.

99.1                          Press release dated September 24, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS-GARDNER ELECTRONICS CORPORATION

Dated: September 27, 2004	By:	/s/ GEORGE B. TOMA
George B. Toma, CPA, CMA
Vice President of Finance,
Chief Financial Officer,
Treasurer and Corporate Secretary